1Q2006 Conference Call Script

May 22 - 11:00 a.m.

Opening - Bill Wells

Good morning and welcome to the SpectRx conference call and webcast to discuss first quarter 2006 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-KSB, as amended, for the year ended December 31, 2005, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our first quarter 2006 conference call.

I am very pleased to announce progress in a number of areas important to the company.

Turning first to our Diabetes business, we made a number of changes in our SimpleChoice operations and manufacturing process in the first quarter that we believe have significantly improved our ability to maintain a reliable supply of SimpleChoice products. I believe that the temporary disruption in manufacturing experienced in the first quarter has led to great improvement in our ability to meet customer demand in the future.

Also in our diabetes business, I am very pleased to announce that we are making substantial progress in our efforts to secure a viable strategic partner for our continuous glucose monitoring technology. We are currently in various stages of contract discussions with two potential partners. We expect to have a preliminary agreement in place soon that could potentially lead to licensing or joint research and development aimed at developing glucose monitoring products. We were also recently granted two additional patents covering various areas using our continuous monitoring technology. These patents further strengthen our intellectual property position in interstitial fluid monitoring.... and brings the total to 17 U.S. patents protecting this area.

In our cancer detection business, we reached a significant milestone in the FDA pivotal trial of our non-invasive cervical cancer detection device and have placed our first pre-production, cost-reduced prototype in a major hospital for testing. This new prototype employs our patented, single-patient use and calibration disposable, a key part of our cancer detection business model.

In order to continue to support our ongoing operations, we secured 1.9 million dollars in debt financing for the company during the quarter. We plan to raise additional debt or asset based financing as needed to cover short term cash needs as we work to rebuild SimpleChoice sales and obtain separate financing for our cancer detection activities. At the appropriate time, we plan to refinance the company.

As you can see we have made considerable progress, while carefully managing our resources.

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.

Thanks Mark.

To expand on what Mark said, we announced in our last quarterly call that we had undertaken a wide ranging review of our SimpleChoice manufacturing processes. As a result of the review and refinements implemented, we are today seeing a significant improvement in the availability of products. As expected, sales for the first quarter were significantly reduced. However, now that we have a more steady supply of product, we believe that we will begin to see an increase in product sales in the coming quarters.

It is also clear that the insulin pump distribution market place has and is undergoing significant changes. We believe that these market dynamics offer both challenges and opportunities for our SimpleChoice business. The challenges include fewer potential outlets for products. The opportunities include a more favorable potential to form partnerships with these entities. We also believe that this new market paradigm offers an improved opportunity for a strategic partnership that would provide the resources needed to commercialize the SimpleChoice patch and provide new outlets for our products.

I'd now like to turn the call back over to Mark.

Thank you Bill. Now I'd like to turn the call over to our Controller & Principal Accounting Officer Bobby Noorani to update our financials.

Thank you Mark.

Total revenue for the 1st quarter of 2006 was $127,000, compared to $369,000 in the 1st quarter of 2005.

SimpleChoice sales for the quarter totaled $67,000 as compared to $326,000 during the 1st quarter of 2005. The decrease was caused primarily by a temporary disruption in the company's manufacturing as previously discussed.

Our quarterly operating results illustrate our continuing management of expenses versus the prior year. In the first quarter of 2006 we had a decrease of $197,000, or 17 percent, in overall expenses when compared to the same quarter of 2005, primarily due to a reduction in R&D expenses, which were down by $141,000.

Operating income for the quarter was a loss of $1.1 million compared to a loss of $1.2 million for the same quarter in 2005.

The net loss available to stockholders for the 1st quarter of 2006 was $1.3 million, or 11 cents per share, compared to a loss of $1.4 million, or 12 cents per share, in the same quarter of 2005.

Cash on hand at the end of the 1st quarter was approximately $912,000. Working capital at the end of the 1st quarter was approximately a negative $7.4 million. The working capital deficit includes the previously reported 5.2 million dollar default on Abbott redeemable convertible preferred stock.

Stockholders' equity went from a deficit of $62.7 million at the end of the 1st quarter of 2005, compared to a deficit of $63.9 million at the end of the same quarter in 2006. $3.2 million of this deficit was due to the write off of SimpleChoice intangibles in 2004.

In the 1st quarter of 2006, we reported that the company raised 1.9 million dollars in debt financing.

I'll now turn the call back over to Mark Samuels........ Mark.

Thank you Bobby.

As part of our plan to focus SpectRx on diabetes management, we have created Guided Therapeutics, a subsidiary, to commercialize our non-invasive cervical cancer detection technology.

Now here to update you on our non-invasive cervical cancer detection business is Doctor Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

We continue make significant and measurable progress in the development of our non-invasive cervical cancer detection device. On the regulatory side, enrollment in the pivotal FDA clinical trial continues as expected, and we have now tested more than 1,000 women. Also, since our last call, we have successfully installed the first pre-production device in a major hospital clinic and are testing patients. This new prototype features for the first time our patented, single-patient-use disposable element. So far, feedback about the new device and disposables from the doctors has been very positive.

Additionally, two revised manuscripts detailing positive clinical study results of previous devices have been accepted for publication in the Journal of Lower Genital Tract Disease, which is the flagship journal of the American Society of Colposcopy and Cervical Pathology.

Funding for our ongoing clinical trials and commercialization work has been supported in part by grants from the National Cancer Institute and the Georgia Research Alliance.

I want to take a moment now and address the recent news about the human papilloma virus, or HPV, vaccine and its potential affect on the cervical cancer screening and detection market.

Late last week an FDA panel of outside experts recommended that the agency approve the first vaccine for HPV. HPV is believed to be the leading cause of cervical cancer. This is encouraging news and we welcome advances in prevention.

The impact of the vaccine on the cervical cancer market will not begin to be felt perhaps for another 20 to 30 years - "at least a generation away," according to the American College of Obstetricians and Gynecologists. This new vaccine targets two of the strains of HPV that are believed to cause cervical cancer. Vaccines covering additional strains will be needed before HPV is eliminated as a cause of cervical cancer. Finally, the expected cost of 300 to 500 dollars and a three-shot, six-month dosing regimen are expected to slow adoption.

We believe, along with others, that the vaccine is a good start and very positive, however the need for fast, cost-effective detection of cervical cancer will be with us for the next few, if not several, decades.

As you may recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 2,000 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with a single-patient-use calibration disposable. Additionally, we believe that the test will be immediately reimbursable under existing CPT codes.

I'll now turn the call back over to Mark Samuels......

Thank you Mark.

That is exciting news from our Guided Therapeutics team. We believe that our non-invasive cervical cancer detection device represents a significant opportunity for the company.

We are also pleased with the progress made by our SimpleChoice team in improving the product supply chain. We felt it was important to take a short-term reduction in revenue in order to be better prepared for long-term growth in that business. We have seen a significant improvement in the availability of product, and believe that over the coming quarters, we will begin to see increases in revenue. This process can be accelerated if we are successful in establishing meaningful partnerships with one or more of the major players in the marketplace.

We are also encouraged by the level of interest in our continuous glucose monitoring program. Our approach offers the advantage of not requiring implantation of the sensor under the skin and when compared one to one with a commercially available implantable system, more than half the people tested preferred our device.

In closing, we believe in our prospects for success and are following a plan to increase shareholder value. Our plan for success is:

  to increase the value of SimpleChoice by building sales and creating partnerships,

  to separately finance our cervical cancer detection business,

  to commercialize a product through a new partnership for continuous glucose monitoring to recapitalize the company at the appropriate time, and seek a relisting on NASDAQ

  We look forward to updating you as we continue to execute on our plans.

  Thank you operator and thank you for participating in our first quarter 2006 conference call.